Press Release

SOURCE: GameTech International, Inc.

GameTech Announces Stock Buy Back

RENO, Nev., January 4, 2008, GameTech International, Inc. (“GameTech” or the “Company”) (Nasdaq: GMTC), a leading designer, developer and marketer of electronic bingo equipment, bingo systems and video lottery terminals, announced that pursuant to the Company’s previously announced stock repurchase plan has repurchased to date a total of 281,906 shares at a combined cost of $1,998,770.19. This repurchase amount represents 2.2% of the fully diluted shares outstanding as of October 31, 2007.

In addition, with strong cash flow from operations in the first nine months since the Summit Gaming acquisition, GameTech has paid down its outstanding loan from Ableco, which was used to finance the Summit Gaming acquisition, a combined total of $10.6 million, leaving a balance to date of $28.3 million plus any accrued interest. Our current cash position remains strong with $10.4 million in cash and cash equivalents as of December 31, 2007. With the acquisition of Summit Gaming and GameTech’s new product development efforts in wireless and lottery areas, GameTech is on track in its goal of diversifying the company to a full-service Class II and Class III systems and product supplier.

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services. Under the GameTech® brand the Company provides electronic bingo systems and equipment. Under the Summit Gaming™ brand the Company provides video lottery terminals and slot machine gaming devices. The Company also provides other gaming related equipment and services. GameTech International, Inc. is an innovator in advanced wireless gaming applications and devices as well as software and content for traditional slot machine games. GameTech International, Inc. serves customers in 41 U. S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom. The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Statements in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include risks associated with doing business in a regulated industry, our ability to retain customers and secure new customers, risks associated with rapid technological change, and those disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. GameTech does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances.